Exhibit 10.1

EXECUTION VERSION

THIRD AMENDMENT

THIRD AMENDMENT, dated as of December 8, 2016 (this “Amendment”), to the Second Amended and Restated Credit Agreement, dated as of September 10, 2014 (as amended, supplemented or otherwise modified prior to the date hereof, including as amended by the First Amendment, dated as of June 26, 2015, and the Second Amendment, dated as of April 1, 2016, the “Credit Agreement”), among Marriott Vacations Worldwide Corporation, a Delaware corporation (“MVWC”), Marriott Ownership Resorts, Inc., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time party thereto (the “Lenders”), Bank of America, N.A. and Deutsche Bank Securities Inc., as co-syndication agents, Bank of America, N.A. and Deutsche Bank Securities Inc. as co-documentation agents and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, MVWC, the Borrower, the Lenders and the Administrative Agent are parties to the Credit Agreement;

WHEREAS, MVWC and the Borrower have requested that the Credit Agreement be amended as set forth herein; and

WHEREAS, Lenders constituting the Required Lenders and the Administrative Agent are willing to agree to this Amendment on the terms set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto agree as follows:

SECTION 1. Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

SECTION 2. Amendments. (a) The Credit Agreement is hereby amended as of the Third Amendment Effective Date to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Credit Agreement attached as Exhibit A hereto.

(b) The Credit Agreement is further amended as of the Third Amendment Effective Date by deleting Schedule 1.1E in its entirety and replacing it with a new Schedule 1.1E in the form of Exhibit B hereto.

SECTION 3. Conditions to Effectiveness of Amendment. This Amendment shall become effective on the date on which the following conditions precedent have been satisfied or waived (the “Third Amendment Effective Date”):

(a) The Administrative Agent shall have received a counterpart of this Amendment, executed and delivered by a duly authorized officer of each of (A) MWVC, (B) the Borrower, (C) Lenders constituting the Required Lenders and (D) the Administrative Agent.

(b) After giving effect to this Amendment, each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (and in all respects if qualified by materiality) on and as of the Third Amendment Effective Date as if made on and as of the Third Amendment Effective Date (or to the extent such representations and warranties expressly relate to an earlier date, as of such earlier date).

(c) No Default or Event of Default shall have occurred and be continuing on the Third Amendment Effective Date or after giving effect to the amendments contemplated herein and any extensions of credit requested to be made on the Third Amendment Effective Date.

(d) All governmental and third party approvals necessary in connection with the transactions contemplated hereby and by the Credit Agreement shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or, to the Borrower’s knowledge, threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the financing contemplated hereby.

(e) The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented to the Borrower on or before the Third Amendment Effective Date.

(f) The Administrative Agent and the other Lenders shall have received, at least 5 days prior to the Third Amendment Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, previously requested of the Borrower by the Administrative Agent.

SECTION 4. Representations and Warranties. Each of the Borrower and MVWC hereby represents and warrants that, after giving effect to this Amendment, (a) each of the representations and warranties made by any Loan Party in or pursuant to the Credit Agreement or the other Loan Documents are true and correct in all material respects (and in all respects if qualified by materiality) on and as of the Third Amendment Effective Date as if made on and as of the Third Amendment Effective Date (or to the extent such representations and warranties expressly relate to an earlier date, as of such earlier date); provided, that each reference to the Credit Agreement therein shall be deemed to be a reference to the Credit Agreement after giving effect to this Amendment and (b) no Default or Event of Default has occurred and is continuing and no Default or Event of Default will occur after giving effect to the amendments contemplated herein and any extensions of credit requested to be made on the Third Amendment Effective Date .

SECTION 5. Effects on Credit Documents. (a) Except as specifically amended herein, all Loan Documents shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

(b) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of the Loan Documents.

SECTION 6. Expenses. The Borrower agrees to pay and reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with the preparation and delivery of this Amendment, and any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the reasonable fees and disbursements of legal counsel.

SECTION 7. GOVERNING LAW; WAIVER OF JURY TRIAL. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF

NEW YORK. EACH PARTY HERETO HEREBY AGREES AS SET FORTH FURTHER IN SECTION 10.16 OF THE CREDIT AGREEMENT AS IF SUCH SECTION WERE SET FORTH IN FULL HEREIN.

SECTION 8. Amendments; Execution in Counterparts. (a) This Amendment shall not constitute an amendment of any other provision of the Credit Agreement not referred to herein and shall not be construed as a waiver or consent to any further or future action on the part of the Loan Parties that would require a waiver or consent of the Lenders or the Administrative Agent. Except as expressly amended hereby, the provisions of the Credit Agreement are and shall remain in full force and effect.

(b) This Amendment may not be amended nor may any provision hereof be waived except pursuant to a writing signed by the Borrower, MVWC, the Administrative Agent and the Required Lenders. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Amendment by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Amendment signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

MARRIOTT VACATIONS WORLDWIDE CORPORATION

By:	/s/ Joseph J. Bramuchi
Name: Joseph J. Bramuchi
Title: Vice President

MARRIOTT OWNERSHIP RESORTS, INC.

By:	/s/ Joseph J. Bramuchi
Name: Joseph J. Bramuchi
Title: Vice President

[Signature Page to Third Amendment to MVW Second Amended and Restated Credit Agreement]

.JPMORGAN CHASE BANK, N.A., as Administrative Agent and a Lender

By:	/s/ Nadeige Dang
Name: Nadeige Dang
Title: Vice President

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Will T. Bowers, Jr.
Name: Will T. Bowers, Jr.
Title: Senior Vice President

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Joanna Soliman
Name: Joanna Soliman
Title: Vice President

By:	/s/ Alexander Johnson
Name: Alexander Johnson
Title: Managing Director

SUNTRUST BANK, as a Lender

By:	/s/ David A. Ernst
Name: David A. Ernst
Title: Vice President

[Signature Page to Third Amendment to MVW Second Amended and Restated Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ William O’Daly
Name: William O’Daly
Title: Authorized Signatory

By:	/s/ Karim Rahimtoola
Name: Karim Rahimtoola
Title: Authorized Signatory

WELLS FARGO CAPITAL FINANCE, LLC, as a Lender

By:	/s/ Ajay Jagsi
Name: Ajay Jagsi
Title: Vice President

BANK OF HAWAII, as a Lender

By:	/s/ Rod Peroff
Name: Rod Peroff
Title: Vice President

THE BANK OF NEW YORK MELLON, as a Lender

By:	/s/ Abdullah Dahman
Name: Abdullah Dahman
Title: Vice President

FIRST HAWAIIAN BANK, as a Lender

By:	/s/ Derek Chang
Name: Derek Chang
Title: Vice President

[Signature Page to Third Amendment to MVW Second Amended and Restated Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Steven L. Sawyer
Name: Steven L. Sawyer
Title: Senior Vice President

[Signature Page to Third Amendment to MVW Second Amended and Restated Credit Agreement]

Exhibit A

[See attached.]

CONFORMED COPY REFLECTING

FIRST AMENDMENT, DATED AS OF JUNE 26, 2015,

SECOND AMENDMENT, DATED AS OF APRIL 1, 2016,

AND THIRD AMENDMENT, DATED AS OF DECEMBER 8, 2016

$200,000,000

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

among

MARRIOTT VACATIONS WORLDWIDE CORPORATION,

MARRIOTT OWNERSHIP RESORTS, INC.,

as Borrower,

The Several Lenders from Time to Time Parties Hereto,

BANK OF AMERICA, N.A. and DEUTSCHE BANK SECURITIES INC.,

as Co-Syndication Agents and Co-Documentation Agents,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

Dated as of September 10, 2014

J.P. MORGAN SECURITIES LLC, as Lead Arranger and Bookrunner

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and DEUTSCHE BANK

SECURITIES INC., as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

		Page

SECTION 1.	DEFINITIONS	2

1.1	Defined Terms	2
1.2	Other Definitional Provisions	36
1.3	Conversion of Foreign Currencies	37

SECTION 2.	AMOUNT AND TERMS OF COMMITMENTS	~~37~~38

2.1	Commitments	~~37~~38
2.2	Procedure for Borrowing	38
2.3	Commitment Fees, etc	39
2.4	Termination or Reduction of Commitments	~~39~~40
2.5	Optional Prepayments	40
2.6	Mandatory Prepayments and Commitment Reductions	40
2.7	Conversion and Continuation Options	41
2.8	Limitations on Eurocurrency Tranches	~~41~~42
2.9	Interest Rates and Payment Dates	~~41~~42
2.10	Computation of Interest and Fees	42
2.11	Market Disruption; Inability to Determine Interest Rate; Illegality	~~42~~43
2.12	Pro Rata Treatment and Payments	~~44~~45
2.13	Requirements of Law	~~46~~47
2.14	Taxes	~~48~~49
2.15	Indemnity	~~51~~52
2.16	Change of Lending Office	52
2.17	Replacement of Lenders	52
2.18	Defaulting Lenders	~~52~~53
2.19	Accordion	54
2.20	Refunding of Dollar Loans Made by Foreign Currency Lenders	~~55~~56
2.21	Loan Conversion and Participation	56

SECTION 3.	LETTERS OF CREDIT	~~56~~57

3.1	L/C Commitment	~~56~~57
3.2	Procedure for Issuance of Letter of Credit	~~57~~58
3.3	Fees and Other Charges	58
3.4	L/C Participations	~~58~~59
3.5	Reimbursement Obligation of the Borrower	~~59~~60
3.6	Obligations Absolute	~~59~~60
3.7	Letter of Credit Payments	60
3.8	Applications	~~60~~61
3.9	Termination of Issuing Bank	~~60~~61

SECTION 4.	REPRESENTATIONS AND WARRANTIES	~~60~~61

4.1	Financial Condition	~~60~~61
4.2	No Change	61
4.3	Existence; Compliance with Law	~~61~~62

4.4	Power; Authorization; Enforceable Obligations	~~61~~62
4.5	No Legal Bar	62
4.6	Litigation	62
4.7	No Default	62
4.8	Ownership of Property; Liens	~~62~~63
4.9	Intellectual Property	~~62~~63
4.10	Taxes	~~62~~63
4.11	Federal Regulations	~~62~~63
4.12	Labor Matters	63
4.13	ERISA	63
4.14	Investment Company Act; Other Regulations	~~63~~64
4.15	Subsidiaries	~~63~~64
4.16	Use of Proceeds	~~63~~64
4.17	Environmental Matters	~~63~~64
4.18	Accuracy of Information, etc	~~64~~65
4.19	Security Documents	65
4.20	Solvency	~~65~~66
4.21	Regulation H	66
4.22	Certain Documents	66
4.23	Anti-Corruption Laws and Sanctions	66
4.24	EEA Financial Institutions	~~66~~67

SECTION 5.	CONDITIONS PRECEDENT	~~66~~67

5.1	Conditions to Initial Extension of Credit	~~66~~67
5.2	Conditions to Each Extension of Credit	70

SECTION 6.	AFFIRMATIVE COVENANTS	~~70~~71

6.1	Financial Statements	~~70~~71
6.2	Certificates; Other Information	~~71~~72
6.3	Compliance and Borrowing Base Certificates	73
6.4	Payment of Obligations	~~73~~74
6.5	Maintenance of Existence; Compliance	74
6.6	Maintenance of Property; Insurance	74
6.7	Inspection of Property; Books and Records; Discussions	~~75~~76
6.8	Notices	~~75~~76
6.9	Environmental Laws	76
6.10	Additional Collateral, etc	~~76~~77
6.11	Accounts	~~78~~79
6.12	Credit Rating	79
6.13	Compliance with Anti-Corruption Laws and Sanctions	79

SECTION 7.	NEGATIVE COVENANTS	~~79~~80

7.1	Financial Condition Covenants	~~79~~80
7.2	Borrowing Base	80
7.3	Indebtedness	80
7.4	Liens	~~82~~83
7.5	Fundamental Changes	~~83~~84
7.6	Disposition of Property	~~84~~85

7.7	Restricted Payments	~~85~~86
7.8	Capital Expenditures	~~85~~86
7.9	Investments	~~86~~87
7.10	Transactions with Affiliates	~~87~~88
7.11	Sales and Leasebacks	~~88~~89
7.12	Swap Agreements	~~88~~89
7.13	Changes in Fiscal Periods	~~88~~89
7.14	Negative Pledge Clauses	~~88~~89
7.15	Clauses Restricting Subsidiary Distributions	~~88~~89
7.16	Lines of Business	~~88~~89
7.17	Amendments to Intercompany and Other Agreements	~~89~~90
7.18	Optional Payments and Modifications of Subordinated Debt	~~89~~90
7.19	Use of Proceeds	~~89~~90

SECTION 8.	EVENTS OF DEFAULT	~~89~~90

SECTION 9.	THE AGENTS	~~92~~93

9.1	Appointment	~~92~~93
9.2	Delegation of Duties	~~92~~93
9.3	Exculpatory Provisions	~~92~~93
9.4	Reliance by Administrative Agent	~~93~~94
9.5	Notice of Default	~~93~~94
9.6	Non-Reliance on Agents and Other Lenders	~~93~~94
9.7	Indemnification	~~94~~95
9.8	Agent in Its Individual Capacity	~~94~~95
9.9	Successor Administrative Agent	~~94~~95
9.10	Documentation Agents and Syndication Agents	~~95~~96

SECTION 10.	MISCELLANEOUS	~~95~~96

10.1	Amendments and Waivers	~~95~~96
10.2	Notices	~~96~~97
10.3	No Waiver; Cumulative Remedies	~~97~~98
10.4	Survival of Representations and Warranties	~~97~~98
10.5	Payment of Expenses and Taxes	~~97~~99
10.6	Successors and Assigns; Participations and Assignments	~~98~~100
10.7	Adjustments; Set-off	~~101~~103
10.8	Counterparts	~~102~~103
10.9	Severability	~~102~~103
10.10	Integration	~~102~~103
10.11	GOVERNING LAW	~~102~~103
10.12	Submission To Jurisdiction; Waivers	~~102~~104
10.13	Acknowledgements	~~103~~104
10.14	Releases of Guarantees and Liens	~~103~~104
10.15	Confidentiality	~~104~~105
10.16	WAIVERS OF JURY TRIAL	~~105~~106
10.17	USA Patriot Act	~~105~~106
10.18	Effect of Amendment and Restatement of the Existing Credit Agreement	~~105~~106
10.19	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	~~105~~107

SCHEDULES:

1.1A	Commitments**

1.1B	Borrowing Base****

1.1C	Mortgaged Property**

1.1D	Description of Singapore LC

1.1E	Fiscal Periods*****

1.1F	Excluded Property*

4.4	Consents, Authorizations, Filings and Notices

4.15	Subsidiaries***

4.19(a)	UCC Filing Jurisdictions*

4.19(b)	Mortgage Filing Jurisdictions*

4.21	Real Property in Flood Area**

7.3(d)	Existing Indebtedness

7.4(f)	Existing Liens
EXHIBITS:
A	[Reserved]

B	Form of Compliance Certificate*

C	Form of Closing Certificate

D	Form of Mortgage

E	Form of Assignment and Assumption*

F	Form of Borrowing Base Certificate*

G-1	Form of Legal Opinion of Greenberg Traurig LLP

G-2	Form of In-House Legal Opinion

G-3	Form of Land Trust Legal Opinion

H	Forms of U.S. Tax Certificate*

J-1	Form of Increased Facility Activation Notice*

J-2	Form of New Lender Supplement*

K	Power of Attorney

L	Form of Marriott Comfort Letter

M	Form of Ritz-Carlton Comfort Letter

N	Form of Notice of Borrowing*

*	As amended on the Second Amendment and Restatement Effective Date.

**	As amended on the First Amendment Effective Date.

***	As amended on the Second Amendment Effective Date.

****	Schedule 1.1B, as amended on the Second Amendment and Restatement Effective Date, and Annex 1 thereto, as amended on the Second Amendment Effective Date.

*****	As amended on the Third Amendment Effective Date.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document. For the avoidance of doubt it is understood that Excluded Property is not “Collateral”.

“Collection Account”: any deposit or securities account of a Loan Party designated by the Borrower as a “Collection Account” in which the Administrative Agent has a valid, perfected and enforceable security interest and over which the Administrative Agent has “control” (as defined in the Uniform Commercial Code) pursuant to an account control agreement satisfactory in form and substance to the Administrative Agent.

“Collateralized”: with respect to any Letter of Credit, means that such Letter of Credit is secured by cash collateral arrangements and/or backstop letters of credit entered into on terms and in amounts reasonably satisfactory to the relevant Issuing Lender or, in the case of Section 2.6, to the Administrative Agent; and the terms “Collateralize” and “Collateralization” shall have correlative meanings.

“Commitment”: the obligation of a Lender, if any, to make Loans and participate in Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto after the Second Amendment and Restatement Effective Date, or in an Increased Facility Activation Notice or in a New Lender Supplement pursuant to which such Lender became a party hereto, as applicable, as the same may be changed from time to time pursuant to the terms hereof. As of the Second Amendment and Restatement Effective Date, the total amount of Commitments is $200,000,000.

“Commitment Fee Rate”: at any date, the rate per annum set forth under the relevant column heading in the Pricing Grid based upon the Borrower’s Level at such date.

“Commitment Period”: the period from and including the Closing Date (or, in the case of a Lender that becomes a party hereto after the Closing Date pursuant to Section 2.19, the date on which such Lender becomes a party hereto) to but excluding the Termination Date.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Consolidated Adjusted EBITDA”: for any period, Consolidated EBITDA for such period,

plus (to the extent taken into account in calculating Consolidated EBITDA for such period)

(a) any extraordinary or non-recurring non-cash expenses or losses, including, for the avoidance of doubt, any extraordinary or non-recurring non-cash expenses disclosed in the form 8-K filed by Marriott with the SEC on September 9, 2011, and extraordinary or non-recurring cash charges to the extent such cash charges are incurred on or after the First Amendment and Restatement Effective Date but on or before the end of the fourth full ~~f~~Fiscal ~~q~~Quarter following the First Amendment and Restatement Effective Date and do not exceed an aggregate amount of $45,000,000;

Unrestricted cash and Cash Equivalents held by MVWC, the Borrower and the Subsidiary Guarantors at such date minus $50,000,000 and (ii) $0 and (y) $100,000,000, and (B) any Specified Cash on deposit in a prefunding account established and maintained for the benefit of an Indenture Trustee in connection with Qualified Securitization Transactions.

“Continuing Directors”: the directors of MVWC on the Closing Date, after giving effect to the Spin-Off and the other transactions contemplated by the Original Credit Agreement, and each other director, if, in each case, such other director’s nomination for election to the board of directors of MVWC is recommended by at least 66-2/3% of the then Continuing Directors.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Conversion Date”: any date on which either (a) an Event of Default under Section 8(g) has occurred or (b) the Commitments shall have been terminated and/or the Loans shall have been declared immediately due and payable pursuant to Section 8.

“Converted Loans”: as defined in Section 2.21(a).

“Credit Party”: the Administrative Agent, the Issuing Lender or any other Lender.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, (d) has become the subject of a Bankruptcy Event or (e) has become the subject of a Bail-In Action.

“Deferred Compensation Plan”: the Marriott Vacations Worldwide Corporation Deferred Compensation Plan, effective as of July 1, 2013, for certain employees and non-employee directors of MVWC and its Subsidiaries, as the same may from time to time be amended, modified or otherwise supplemented.

“Deferred Compensation Plan Assets”: assets acquired by MVWC or its Subsidiaries specifically for the purpose of satisfying the obligations of MVWC and its Subsidiaries under the

Deferred Compensation Plan, together with earnings or gains on such assets, all of which will be held in a Deferred Compensation Plan Trust.

“Deferred Compensation Plan Trust”: any trust established by MVWC as grantor to support MVWC’s ability to make payments to participants in accordance with the terms of the Deferred Compensation Plan.

“Destination Club Competitor Brand”: (i) a branded timeshare, fractional or vacation ownership resort chain with both (x) one thousand (1,000) or more timeshare units or villas and (y) five (5) or more timeshare, fractional or vacation ownership resorts; or (ii) a timeshare, fractional or vacation ownership exchange program with both (x) ten thousand (10,000) or more timeshare weeks (or weeks-equivalents, if denominated in points) affiliated with the exchange program and (y) such affiliated weeks represent three (3) or more timeshare, fractional or vacation ownership resorts.

“Developer Capital Spending”: for any period, the sum of (i) Capital Expenditures of MVWC and its Subsidiaries on a consolidated basis that are attributable to the acquisition of completed Time Share Interests or development of Time Share Interests (excluding, for the avoidance of doubt, any Time Share Development Property Capital Expenditures) during such period and (ii) the portion of any Time Share Development Property Capital Expenditures made during such period or in any prior period which is attributable to the portion of any Time Share Development Property (or any In-Process Property that was formerly categorized as Time Share Development Property) which is converted to Time Share Interests during such period.

“Direct Competitor”: any Person, or any Person that controls or is under common control with or that is controlled by a Person, that (i) owns, directly or indirectly, a Lodging Competitor Brand or a Destination Club Competitor Brand or (ii) is a master franchisee, master franchisor or sub-franchisor for a Lodging Competitor Brand or a Destination Club Competitor Brand (for the purposes hereof, the terms master franchisee, master franchisor, and sub-franchisor each mean a Person that has been granted the right by a franchisor to offer and sell subfranchises for such Person’s own account); provided that any prospective Assignee that is a commercial bank shall not constitute a Direct Competitor if it acquired its interest in a Person that is a Direct Competitor as a consequence of having been a lender to a Person that is a Direct Competitor. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or to cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Direct-from-Consumer Time Share Interests”: any Time Share Interests which any Loan Party repurchases directly from consumers, forecloses on or obtains through an exchange, deed-in-lieu of foreclosure or similar process after the Closing Date.

“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Documentation Agents”: as defined in the preamble hereto.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Dollar Equivalent”: on any date of determination, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to an amount denominated in any other currency, the equivalent in Dollars of such amount determined by the Administrative Agent in accordance with normal banking industry practice using the Exchange Rate on the most recent Calculation Date (or if

“Exchange Rate”: for any day with respect to any currency (other than Dollars), the rate at which such currency may be exchanged into Dollars in the London foreign exchange market for delivery two Business Days later (or, with respect to Pounds Sterling, such other Business Day as the Administrative Agent shall reasonably deem applicable with respect to such currency), as set forth at 11:00 A.M., London time, on such day on the applicable Reuters WRLD page (or equivalent) with respect to such currency. In the event that such rate does not appear on the applicable Reuters WRLD page (or equivalent), the Exchange Rate with respect to such currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower or, in the absence of such agreement, such Exchange Rate shall instead be the spot rate of exchange of the Administrative Agent in the London interbank market or other market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 11:00 A.M., London time, on such day for the purchase of Dollars with such currency, for delivery two Business Days later (or, with respect to Pounds Sterling, such other Business Day as the Administrative Agent shall reasonably deem applicable with respect to such currency); provided, however, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any method it reasonably deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Foreign Subsidiary”: any Foreign Subsidiary in respect of which either (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower.

“Excluded Property”: (i) raw land, (ii) real property that is not yet at a stage of development such that it would be classified as In-Process Property, (iii) Time Share Receivables and Related Assets that constitute collateral for the Receivables Warehouse Facility or that secure a Qualified Securitization Transaction, (iv) any property (excluding In-Process Property, Time Share Receivables, residual interests in Qualified Securitization Transactions and any Intercompany Agreement) to the extent that such grant of a security interest in such property is prohibited by any Requirements of Law, requires a consent not obtained of any Governmental Authority pursuant to such Requirement of Law or is prohibited by, or constitutes a breach or default under or results in the termination of, or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property (provided that at the time such contract, license, agreement, instrument or other document became effective it did not violate Section 7.14) or, in the case of any such property that constitutes Investment Property, Pledged Stock or Pledged Notes, any applicable shareholder or similar agreement (provided that at the time such agreement became effective it did not violate Section 7.14), except to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law, (v) any real property (a) with respect to which no management contract exists with any Group Member or (b) to the extent that no Group Member has the contractual right to name the Administrative Agent as an additional insured or loss payee on any insurance policies insuring such real property, as contemplated by Section 6.6(b)(iii), (vi) any Direct-from-Consumer Time Share Interests (other than any Direct-from-Consumer Time Share Interests that the Borrower elects to include in the Borrowing Base as Eligible Time Share Interests pursuant to Section 6.10(c)(iii)), (vii) any other real property (other than In-Process Property, Time Share Receivables or Time Share Interests), if such real property is not subject to a Mortgage as of the Second Amendment and Restatement Effective Date ~~and~~, (viii) the properties listed on Schedule 1.1F hereto and (ix) Deferred Compensation Plan Assets.

“Excluded Swap Obligation”: with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Guarantor of, or the or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation; and

(j) for the purposes of Section 8(e) only, all obligations of such Person in respect of Swap Agreements and related derivatives.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such indebtedness is non-recourse to such Person. For the avoidance of doubt, Indebtedness of the type described in the preceding sentence shall not be considered to be recourse to a Person if recourse is contingent upon the occurrence of specified events that have not yet occurred in circumstances in which the occurrence of such events is within the control of such Person (e.g., provisions commonly known as “bad boy” provisions). Notwithstanding anything herein to the contrary, Indebtedness shall not include (i) any payment obligation or other liability of such Person under the ~~Marriott International, Inc. Executive~~ Deferred Compensation Plan or the Marriott ~~Vacations Worldwide Corporation~~International, Inc. Executive Deferred Compensation Plan, each a non-qualified deferred compensation plan within the meaning of IRC Section 409A, and (ii) any amounts relating to full membership agreements in The Ritz-Carlton Golf Club & Spa, Jupiter (Florida) which are refundable, without interest, to full members in good standing after thirty years of continuous membership and which do not, in any case, have a redemption date earlier than the year 2029.

“Indemnified Liabilities”: as defined in Section 10.5.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under any Loan Document and (b) Other Taxes.

“Indemnitee”: as defined in Section 10.5.

“Indenture Trustee”: with respect to a Qualified Securitization Transaction, any entity designated as trustee or indenture trustee in the documents relating to such Qualified Securitization Transaction.

“Independent Financial Advisor”: an accounting, appraisal, investment banking firm or consultant to Persons engaged in similar businesses of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged.

“In-Process Property”: real property owned by a Loan Party that such Loan Party intends to convert into Time Share Interests for which the Preliminary Construction Stage has commenced; provided that for the avoidance of doubt, raw land shall not be considered In-Process Property. For purposes of this definition, the “Preliminary Construction Stage has commenced” when each of the following is true regarding the applicable real property: (a) the engineering and design work is complete; (b) all material construction contracts relating to the applicable real property have been executed; (c) the portion of the site related to the real property has been cleared, prepared and excavated; and (d) construction of the building substructure has commenced.

“Insolvent”: with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Swap Obligation”: with respect to any person, any obligation to pay or perform under any Swap.

“Syndication Agents”: as defined in the preamble hereto.

“TARGET Day”: any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euros.

“Taxes”: any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date”: September 10, 2019.

“Third Amendment”: the Third Amendment, dated as of December 8, 2016, among the Borrower, Marriott Vacations Worldwide Corporation, the Administrative Agent and the Lenders party thereto.

“Third Amendment Effective Date”: as defined in the Third Amendment.

“Time Share Development Property”: any portion of any existing hotel or resort property acquired by any Group Member, which has not been dedicated to any time share arrangement, plan, scheme or similar device and which such Group Member intends primarily to convert into Time Share Interests. For the avoidance of doubt, any real property interest that qualifies as Time Share Development Property shall be deemed not to qualify as In-Process Property or a Time Share Interest.

“Time Share Development Property Capital Expenditures”: any Capital Expenditures of MVWC and its Subsidiaries on a consolidated basis attributable to the acquisition, renovation and/or improvement of any Time Share Development Property.

“Time Share Interest”: (i) inventory available to occupy as a dwelling or accommodation, and which may be coupled with an estate in real estate or limited to a right to use real estate without an estate or ownership interest, pursuant to any time share arrangement, plan, scheme, or similar device, in any legal form or structure (including units physically located within a project that are currently used for sales and/or administrative purposes and that have received certificates of occupancy for such use) or (ii) any real property interest completed and available to occupy as a dwelling or accommodation and intended by Borrower to be dedicated to any such time share arrangement (including units physically located within a project that are currently used for sales and/or administrative purposes and that have received certificates of occupancy for such use).

“Time Share Receivable”: a note receivable arising from the financing of the sale of timeshare intervals and fractional products to a retail customer.

“Time Share SPV”: an entity intended to be bankruptcy-remote and which is formed for the purpose of engaging in securitization transactions with respect to Time Share Receivables and the indebtedness of which is Non-Recourse Debt.

“Title Insurance Company”: as defined in Section 5.1(k)(ii).

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c) Borrowing Base. The Administrative Agent shall have received a Borrowing Base Certificate demonstrating pro forma compliance with Section 7.2 after giving effect to the extensions of credit requested to be made on such date (it being understood that (x) the Borrowing Base Certificate delivered pursuant to clause (vi) of Section 5.1(g) satisfies this requirement on the Closing Date and (y) that such Borrowing Base Certificate shall be based on the most recent Borrowing Base Certificate delivered pursuant to Section 6.3(b) adjusted only for the requested extension of credit); provided that no such certificate shall be required in connection with an extension of credit that does not result in an increase in the Total Extensions of Credit.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6. AFFIRMATIVE COVENANTS

Each of MVWC and the Borrower agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, each of MVWC and the Borrower shall and shall cause each of their respective Subsidiaries, as applicable, to:

6.1 Financial Statements. Furnish to the Administrative Agent and each Lender:

(a) as soon as available, but in any event within 90 days after the end of each Fiscal Year, a copy of the audited consolidated balance sheet of MVWC and its consolidated Subsidiaries as at the end of such Fiscal Year and the related audited consolidated statements of income and of cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal ~~y~~Year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing;

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year (except in the case of the third Fiscal Quarter of Fiscal Year 2011, not later than 45 days after the effective date of the Spin-Off), the unaudited consolidated balance sheet of MVWC and its consolidated Subsidiaries as at the end of such Fiscal Quarter and the related unaudited consolidated statements of income and of cash flows for such Fiscal Quarter and the portion of the Fiscal Year through the end of such Fiscal Quarter, setting forth in each case in comparative form the figures for the previous Fiscal Year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

(a) concurrently with the delivery of any financial statements pursuant to Section 6.1, a Compliance Certificate of a Responsible Officer (i) stating that, to the best of such Responsible Officer’s knowledge, no Default or Event of Default has occurred and is continuing as of the date of such certificate, except as specified in such certificate, (ii) containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the Fiscal Quarter or Fiscal Year, as the case may be, and (iii) to the extent not previously disclosed to the Administrative Agent, (1) a description of any change in the jurisdiction of organization of any Loan Party, (2) a list of any Intellectual Property in the categories set forth in Schedule 6 to the Guarantee and Collateral Agreement acquired or exclusively licensed by any Loan Party and (3) a description of any Person that has become a Group Member, in each case since the date of the most recent report delivered pursuant to this clause (iii) (or, in the case of the first such report so delivered, since the Effective Date);

(b) within 20 days (or if such twentieth day is not a Business Day, the next such day that is a Business Day) following the end of each Fiscal Month, a Borrowing Base Certificate duly executed by the Chief Financial Officer, Controller or a Company Vice President setting forth a calculation of the Borrowing Base as of the end of such ~~f~~Fiscal ~~period~~Month; provided, that, MVWC shall deliver an interim Borrowing Base Certificate to the Administrative Agent upon (i) any Material Disposition (it being understood and agreed that such Borrowing Base Certificate shall be calculated after giving pro forma effect to such Material Disposition) and (ii) as required by Section 5.2(c); and

(c) within 20 days (or if such twentieth day is not a Business Day, the next such day that is a Business Day) following the end of each Fiscal Month the Borrower will provide certification to the Title Insurance Company of the quantum of beneficial interests in the Land Trust subject to a Mortgage.

6.4 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

6.5 Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.5 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.6 Maintenance of Property; Insurance. (a) (i) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (ii) maintain with financially sound and reputable companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruptions) as are usually insured against in the same general area by companies engaged in the same or a similar business.

(b) Without limiting the requirements in Section 6.6(a), maintain, with financially sound and reputable companies, insurance policies (i) insuring the Collateral (including any Collateral that is owned through the Beneficial Interests (as defined in the Mortgages)) against loss by fire, explosion, theft and such other casualties as is consistent with that carried by other reasonably prudent

7.6 Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of obsolete or worn out property in the ordinary course of business;

(b) the sale of inventory (including Time Share Interests) in the ordinary course of business;

(c) Dispositions permitted by clause (i) (A) or (ii)(A) of Section 7.5(b);

(d) the sale or issuance of any Subsidiary’s Capital Stock to MVWC or the Borrower or any Wholly Owned Subsidiary Guarantor;

(e)(i) the Disposition of Time Share Receivables in the ordinary course of business (which may include the Disposition of disputed or written down Time Share Receivables in a manner determined to be prudent by MVWC), (ii) Dispositions of Time Share Receivables and Related Assets or an interest therein of the type specified in the definition of “Qualified Securitization Transaction” to a Time Share SPV, in each case provided that, after giving pro forma effect to such Disposition and application of proceeds thereof, the Borrower is in compliance with Section 7.2 and (iii) the Disposition of Time Shares Receivables by Foreign Subsidiaries for fair value;

(f) the Disposition of Time Share Interests (other than in the ordinary course of business) not to exceed $50,000,000 in gross proceeds in any Fiscal Year;

(g) the Disposition of real property (other than Time Share Interests) not to exceed $150,000,000 in gross proceeds in any Fiscal Year;

(h) Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Group Member;

(i) Dispositions in connection with and contemplated by the Separation and Distribution Agreement and the Intercompany Agreements;

(j) the Disposition of property having a fair market value not to exceed $5,000,000 in the aggregate for any Fiscal Year;

(k) the issuance of Preferred Stock;

(l) the Disposition in the ordinary course of business of interests in the entities which hold the interests in inventory used in the operation of the Marriott Vacation Club, Asia Pacific business to an independent trustee or administrative third parties subject to regulatory provisions of the laws of the jurisdictions governing such entities; ~~and~~

(m) any operating or capital lease entered into by any Group Member (as lessor) in the ordinary course of business~~.~~; and

(n) Dispositions of Deferred Compensation Plan Assets, the proceeds of which are used (i) to acquire other Deferred Compensation Plan Assets, (ii) to make payments to current and former employees and non-employee directors of MVWC and its Subsidiaries pursuant to the Deferred Compensation Plan or (iii) as otherwise permitted by the Deferred Compensation Plan Trust in which such Deferred Compensation Plan Assets are held.

7.7 Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:

(a) any Subsidiary may make Restricted Payments to MVWC, the Borrower or any Wholly Owned Subsidiary Guarantor;

(b) so long as no Default or Event of Default shall have occurred and be continuing, MVWC may purchase MVWC’s common stock or common stock options from present or former officers or employees of any Group Member upon the death, disability or termination of employment of such officer or employee, provided, that the aggregate amount of payments under this clause (b) after the Effective Date (net of any proceeds received by MVWC after the Effective Date in connection with resales of any common stock or common stock options so purchased) shall not exceed $5,000,000 in any Fiscal Year;

(c) any Foreign Subsidiary may make Restricted Payments to any Foreign Subsidiary that is a Wholly Owned Subsidiary;

(d) so long as no Default or Event of Default shall have occurred and be continuing, the issuer thereof may pay ordinary dividends on the Preferred Stock; and

(e) MVWC and the Borrower may make Restricted Payments so long as after giving effect to such Restricted Payment, (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) the Consolidated Leverage Ratio as of the last day of the most recent Reference Period (after giving effect to such Restricted Payment as if such Restricted Payment occurred on such date) is less than or equal to 5.00 to 1.00 on a pro forma basis and (iii) MVWC and the Borrower are in compliance on a pro forma basis with (x) the financial covenants contained in Section 7.1(b) and (c) of this Agreement as of the last day of the most recent Reference Period (after giving effect to such Restricted Payment as if such Restricted Payment occurred on such date) and (y) the Borrowing Base Coverage Ratio contained in Section 7.2 as of the date of such Restricted Payment.

7.8 Capital Expenditures. Make or commit to make any Capital Expenditure, except Capital Expenditures of MVWC and its Subsidiaries in the ordinary course of business not exceeding $350,000,000 in any Fiscal Year; provided, that (a) up to $50,000,000 of any such amount referred to above, if not so expended in the Fiscal Year for which it is permitted, may be carried over for expenditure in the next succeeding Fiscal Year and (b) Capital Expenditures made pursuant to this Section 7.8 during any Fiscal Year shall be deemed made, first, in respect of amounts permitted for such Fiscal Year as provided above and, second, in respect of amounts carried over from the prior Fiscal Year pursuant to clause (a) above.

and contributed or sold to such Time Share SPV in connection with a Qualified Securitization Transaction; or (ii) by a Group Member in any Time Share SPV in connection with its exercise of any rights under clean up call provisions of 15% or less in any Qualified Securitization Transaction;

(i) provided that after giving effect thereto no Default or Event of Default will exist, Investments by MVWC, the Borrower or a Wholly Owned Subsidiary Guarantor constituting either the acquisition of (x) all or substantially all of the assets, or all or substantially all of the assets constituting a business, division or product line, of any Person not already a Subsidiary of MVWC or (y) 100% of the Capital Stock of any such Person, which Person shall, as a result of the acquisition of such Capital Stock, become a Wholly Owned Subsidiary Guarantor (or shall be merged with and into the Borrower or another Wholly Owned Subsidiary Guarantor, with the Borrower or such Wholly Owned Subsidiary Guarantor being the surviving or continuing Person) in an aggregate amount (valued at cost, including any Indebtedness assumed in connection with such acquisition) not to exceed $225,000,000 during the term of this Agreement;

(j) in addition to Investments otherwise expressly permitted by this Section 7.9, Investments by MVWC, the Borrower or any of their respective Subsidiaries in an aggregate amount (valued at cost) not to exceed $~~5,000,000 during the term of this Agreement~~75,000,000 outstanding at any one time ;

(k) Investments constituting Restricted Payments permitted by Section 7.7; ~~and~~

(l) to the extent constituting an Investment, any Swap Agreement permitted by Section 7.12~~.~~; and

(m) Investments made by MVWC and its Subsidiaries in Deferred Compensation Plan Assets in an amount not to exceed at any time 110% of the aggregate amount of compensation payable to current and former employees and non-employee directors of MVWC and its Subsidiaries that is deferred pursuant to the Deferred Compensation Plan (plus amounts equal to the earnings or gains on such investment assets).

7.10 Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than MVWC, the Borrower or any Wholly Owned Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Group Member, and (c) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate. The restrictions contained in this Section 7.10 shall not apply to (i) any transaction between or among Subsidiaries of the Borrower (other than MVWC, the Borrower or any Wholly Owned Subsidiary Guarantor) in the ordinary course of business, (ii) transactions between or among Group Members in the ordinary course of business not to exceed $10,000,000 in the aggregate, (iii) transactions in which the Borrower or any Subsidiary delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Subsidiary from a financial point of view or stating that the terms are not materially less favorable, when taken as a whole, than those that might reasonably have been obtained by the Borrower or such Subsidiary in a comparable transaction at such time on an arms’ length basis from a Person that is not an Affiliate, (iv) any transaction (including any working capital true-up payment) entered into in connection with the Spin-Off, including the Separation and Distribution Agreement and the Intercompany Agreements, (v) to any sale or other transfer of Time Share Receivables and other Related Assets or other transactions customarily effected as part of (A) a Qualified Securitization Transaction (including, without limitation, servicing agreements and other similar arrangements customary in Qualified Securitization

Transactions) or (B) the Receivables Warehouse Facility, (vi) timeshare and fractional sales commissioned services provided through operations in Mexico, Latin America or the Caribbean or (vii) owner services activities provided through Promociones Marriott, S.A. de C.V.

7.11 Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member.

7.12 Swap Agreements. Enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Capital Stock), (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary, (c) back-to-back Swap Agreements between MVWC, the Borrower or any Subsidiary and a counterparty which constitutes, in all material respects, a mirror Swap Agreement to any swap transaction described in clauses (a) and (b) of this Section 7.12 in connection with the Receivables Warehouse Facility or any Qualified Securitization Transaction and (d) any accelerated share repurchase agreement, prepaid forward purchase agreement or similar contract and all other agreements related thereto with respect to the purchase by MVWC of its Capital Stock to the extent permitted by Section 7.7(e).

7.13 Changes in Fiscal Periods. Permit a Fiscal Year to end on a day other than as specified for such Fiscal Year in Schedule 1.1E or change the method for determining Fiscal Quarters or Fiscal Months.

7.14 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member (other than a Special Purpose Subsidiary) to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents ~~and~~, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby) and (c) restrictions on the ability of MVWC to create Liens on Deferred Compensation Plan Assets.

7.15 Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of MVWC (other than a Special Purpose Subsidiary with respect to the Qualified Securitization Transaction to which such Special Purpose Subsidiary is a party) to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, MVWC or any other Subsidiary, (b) make loans or advances to, or other Investments in, MVWC or any Subsidiary or (c) transfer any of its assets to MVWC, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents and (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

7.16 Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement (after giving effect to the Spin-Off) or that are reasonably related thereto; provided that, for avoidance of doubt, the operation by any Loan Party of any Time Share Development Property prior to or during the conversion of such Time Share Development Property to Time Share Interests shall be deemed to be reasonably related to the businesses in which the Borrower and its Subsidiaries were engaged on or prior to the date of this Agreement.

7.17 Amendments to Intercompany and Other Agreements. (a) Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the Intercompany Agreements or the Separation and Distribution Agreement if the effect of any such amendment, supplement or modification (individually or when taken cumulatively with all prior such amendments, supplements and modifications) (a) would make the terms of any such agreement (including any of the indemnities or licenses contained therein or any fees payable thereunder) taken as a whole, materially less favorable to the interests of the Borrower, the Borrower and its Subsidiaries taken as a whole, the Group Members taken as a whole or the Lenders with respect thereto or (b) could reasonably be expected to have a Material Adverse Effect.

(b) Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the Deferred Compensation Plan if after giving effect to any such amendment, supplement or modification (individually or when taken cumulatively with all prior such amendments, supplements and modifications) the Deferred Compensation Plan would fail to meet the requirements for non-qualified deferred compensation plans contained in IRC Section 409A.

7.18 Optional Payments and Modifications of Subordinated Debt. (a) Permit any Group Member to make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease the principal of or interest on, or any other amount owing in respect of, any Subordinated Debt except pursuant to a Permitted Refinancing.

(b) Permit any Group Member to amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any agreement or instrument governing or evidencing Subordinated Debt in any manner that is, taken as a whole with all such changes, materially adverse to the Lenders without the prior consent of the Administrative Agent (with the approval of the Required Lenders).

7.19 Use of Proceeds. The Borrower will not request any Loan or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transactions would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 8. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within three Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

Exhibit B

Schedule 1.1E

[See attached.]

Schedule 1.1E

Fiscal Periods

PERIOD/ FISCAL MONTH*	FISCAL 2008 Leap Year; 53 Weeks	FISCAL 2009	FISCAL 2010	FISCAL 2011	FISCAL 2012 Leap Year	FISCAL 2013 53 Weeks

1 2 3 4 5 6 7 8 9 10 11 12 13	January 25 February 22 March 21 April 18 May 16 June 13 July 11 August 8 September 5 October 3 October 31 November 28 January 2, 2009**	January 30 February 27 March 27 April 24 May 22 June 19 July 17 August 14 September 11 October 9 November 6 December 4 January 1, 2010	January 29 February 26 March 26 April 23 May 21 June 18 July 16 August 13 September 10 October 8 November 5 December 3 December 31, 2010	January 28 February 25 March 25 April 22 May 20 June 17 July 15 August 12 September 9 October 7 November 4 December 2 December 30, 2011	January 27 February 24 March 23 April 20 May 18 June 15 July 13 August 10 September 7 October 5 November 2 November 30 December 28, 2012	January 25 February 22 March 22 April 19 May 17 June 14 July 12 August 9 September 6 October 4 November 1 November 29 January 3, 2014**

PERIOD/ FISCAL MONTH*	FISCAL 2014	FISCAL 2015	FISCAL 2016 Leap Year	FISCAL 2017	FISCAL 2018	FISCAL 2019

1 2 3 4 5 6 7 8 9 10 11 12 13	January 31 February 28 March 28 April 25 May 23 June 20 July 18 August 15 September 12 October 10 November 7 December 5 January 2, 2015	January 30 February 27 March 27 April 24 May 22 June 19 July 17 August 14 September 11 October 9 November 6 December 4 January 1, 2016	January 29 February 26 March 25 April 22 May 20 June 17 July 15 August 12 September 9 October 7 November 4 December 2 December 30, 2016	January 31 February 28 March 31 April 30 May 31 June 30 July 31 August 31 September 30 October 31 November 30 December 31, 2017 N/A	January 31 February 28 March 31 April 30 May 31 June 30 July 31 August 31 September 30 October 31 November 30 December 31, 2018 N/A	January 31 February 28 March 31 April 30 May 31 June 30 July 31 August 31 September 30 October 31 November 30 December 31, 2019 N/A

* With respect to Fiscal Years 2008 through 2016, each of Periods 1 through 3, Periods 4 through 6, Periods 7 through 9 and Periods 10 through 13 is a Fiscal Quarter. With respect to Fiscal Years 2017 through 2019, each of Periods 1 through 3, Periods 4 through 6, Periods 7 through 9 and Periods 10 through 12 is a Fiscal Quarter.

** Includes 5 weeks.